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                                                                   EXHIBIT 10.12

                 FAIRFAX, INC. AND CRUM & FORSTER HOLDINGS CORP.
                            TAX ALLOCATION AGREEMENT

         The purpose of this agreement (the "Agreement") is to determine the amount of federal and (where applicable) state income tax allocated between Fairfax, Inc. and Crum & Forster Holdings Corp. This Agreement is between Fairfax, Inc., a Wyoming corporation ("Parent"), and Crum & Forster Holdings Corp., a Delaware corporation ("Subsidiary"). Parent and the Subsidiary are sometimes hereafter collectively referred to as "Group".

         1. Group are affiliated corporations and have elected to file a consolidated federal income tax return under the provisions of Section 1501, et seq., of the Internal Revenue Code of 1986, as amended, (the "Code"). Under the Agreement, Subsidiary will remit to Parent Subsidiary's federal income tax liability. Parent will then prepare, or cause to be prepared, and will file the consolidated federal income tax return and pay the tax for Group. Parent and Subsidiary shall review the accuracy of the accounting and methodology of the consolidated federal income tax return and make any necessary adjustments no less than thirty (30) days prior to the filing of the return.

         2. Subsidiary's federal income tax liability shall be computed as if Subsidiary filed a separate return. Subsidiary shall have first use of all of its respective current operating losses and credits. The calculation of Subsidiary's separate federal income tax liability shall be made pursuant to the Code and its regulations, as well as applicable cases, rulings, etc., and shall be determined by utilizing the maximum applicable corporate income tax rate.

         3. Subsidiary shall pay its tax liability to Parent by no later than the applicable due date or dates that such payments would have been required by the Internal Revenue Service if Subsidiary had filed a separate return, or as soon thereafter as possible.

         4. If Subsidiary's income tax liability results in a claim for refund of federal income

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taxes, the Parent shall make the payment to Subsidiary by no later than the applicable due date or dates that payment would have been made by the Internal Revenue Service if Subsidiary had filed a timely claim for refund, or as soon thereafter as possible.

         5. If Group is required or has elected to file a unitary or combined state income tax return (hereafter called a "State Group"), Parent will compute, report and pay State Group's state income tax liability in accordance with the applicable state laws and regulations and will file State Group's required annual return. Within thirty (30) days from the filing of State Group's annual return, Parent will calculate and assess Subsidiary its share of State Group's state income tax liability based on (i) the methodology required or established by state income tax law or, (ii) if none, the percentage of Subsidiary's separate income or tax divided by the total separate income or tax of State Group. Within thirty (30) days of such assessment, Subsidiary will pay to Parent its share of the state income tax liability.

         6. If after the filing of a return it is determined that the liability computed hereunder is incorrect, whether by reason of an Internal Revenue Service or state audit, discovery of error, the learning of new information, or otherwise, appropriate payments shall be made promptly to reflect the payments that should have been made.

         7. In lieu of actual payments, adjustments to intercompany payables and receivables may be made, and any net balances due will be paid within 30 days of each adjustment. All payments under this Agreement, including subsequent changes in the amount of Subsidiary's tax liability or reimbursement payment, shall be considered an intercompany payable or receivable, as the case may be, until such adjustment is paid, and shall not be considered a dividend or surplus contribution.

         8. Parent agrees to indemnify and reimburse Subsidiary for any and all claims, demands and expenses in the event that the Internal Revenue Service levies upon the assets of

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Subsidiary for unpaid taxes, including penalties and interest, in excess of that amount for which Subsidiary may be liable pursuant to the terms of this Agreement.

         9. This Agreement shall be applicable only with respect to periods for which the parties are members of the same affiliated group filing a consolidated federal income tax return. No adjustments hereunder shall be made with respect to periods for which either Parent or Subsidiary filed a separate return or is a member of another affiliated group filing a consolidated federal income tax return.

         10. This Agreement shall take effect as of June 5, 2003 and shall continue until terminated by the mutual written agreement of all of the parties. In the event any party ceases to be affiliated with the Group, this Agreement automatically terminates. This Agreement shall also terminate if the Group fails to file a consolidated federal income tax return for any tax year of this Agreement. Notwithstanding the termination of this Agreement, its provisions will remain in effect, with respect to any period of time during the tax year in which termination occurs, for which the income of the terminating party must be included in the consolidated federal income tax return.

         11. This Agreement may, from time to time, be amended, modified, and supplemented in such manner as may be mutually agreed upon by the parties, subject to the approval of any regulatory authorities as required by law. Any amendment, modification or supplement to this Agreement shall be in writing and shall be executed by a duly appointed representative of each of the parties.

         12. Every article, term, condition and provision of this Agreement is declared to be independent of and severable from all other articles, terms, conditions and provisions of the Agreement. Invalidation, whether judicial or otherwise, of any article, term, condition or provision contained in this Agreement shall in no way affect any other provisions of this

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Agreement, all of which shall remain in full force and effect.

         13. The books, accounts, tax returns and records of Parent and Subsidiary shall be maintained so as to clearly and adequately disclose the precise nature and details of the obligations and liabilities under this Agreement. All materials relating to the tax returns, including but not limited to the returns, supporting schedules, work papers, and correspondence, shall be available for inspection at any time during normal business hours by Parent or Subsidiary. Each party to this Agreement shall maintain, at its principal or home office, records of all tax allocations, and any subsequent Internal Revenue Service or state review or adjustment. The provisions of this section shall survive termination of this Agreement.

         14. This Agreement has been approved by the Board of Directors of each party to this Agreement.

         15. This Agreement is not assignable by any party without the prior written consent of the other parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers to be effective June 5, 2003.

                                    Fairfax, Inc.

                                    By:    /s/ ERIC P. SALSBERG
                                           --------------------
                                    Name:  Eric P. Salsberg
                                    Title: Vice President

                                    Crum & Forster Holdings Corp.

                                    By:    /s/ MARY JANE ROBERTSON
                                           -----------------------
                                    Name:  Mary Jane Robertson
                                    Title: Senior Executive Vice President,
                                           Chief Financial Officer and Treasurer

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